AVATAR

FOR IMMEDIATE RELEASE

Contact:
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPURCHASES $35.9 MILLION OF ITS 4.50% NOTES

Coral Gables, FL, October 20, 2008 - Avatar Holdings Inc. (NASDAQ — AVTR) announced the repurchase of $35.9 million principal amount of its 4.50% Convertible Senior Notes, for approximately $28.1 million, including accrued interest. Following this repurchase, $78,880,000 principal amount of the 4.50% Notes remain outstanding.

Avatar’s Board of Directors recently authorized the Company to expend up to $30 million to effect purchases from time to time in the open market, through privately negotiated transactions or otherwise, depending upon market and business conditions and other factors. As of October 20, 2008, the remaining authorization approximates $1.9 million.

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